Exhibit 10.62

Summary of Executive Severance Program

Administration:
•	Executive Severance Program of Triad Guaranty Inc. (the “Company”) is administered under the Triad Guaranty Insurance Corporation Severance Pay Plan (“the Plan”), as amended and restated.

Design Principles:
•	Provide a reasonable amount of financial security during the individual’s transition to other employment due to an involuntary separation.
•	Recognize a combination of the individual’s position / level and length of service.
•	Provide clear criteria, guidelines and eligibility schedule to ensure consistent administration.

Eligibility Criteria:
•
Executives in the executive compensation / benefit program who were employed by the Company as of March 1, 2010 and whose employment is terminated at any time on or before December 31, 2012, without cause, including job elimination, reduction in force, and/or restructuring.*

•	Executives who have entered into employment agreements providing for severance payment terms are not eligible for this program unless there is a cancellation of the existing agreement.
•	Executives who are terminated for cause are not eligible for this program.
•	Voluntary resignations do not qualify under this program.

Eligibility Schedule and Severance Components:  Executives who meet the criteria above are generally entitled to receive, upon a qualifying termination, a lump sum aggregate cash payment equal to the sum of 1/12 of his or her annual base salary plus 1/12 of the aggregate value of his or her targeted cash bonus, multiplied by a specified number of months based on position/level with the Company and years of service to the Company as indicated in the chart below.
•	Executive Vice Presidents and Senior Vice Presidents qualify for the number of months set forth in Column I below.
•	Vice Presidents who are members of the Executive Committee (Top Tier) qualify for the number of months set forth in Column II below.

	Months of Severance Credit
	EVP / SVP	VP (Top Tier)
Years of Service	Column I	Column II
less than 1 year	12	10
1-3.99 years	13	11
4 - 6.99 years	15	13
7-8.99 years	16	14
9 or more	18	16

•
Participants will receive COBRA benefits (provided they are eligible for COBRA of both medical and dental coverage) at the active employee rate for a number of months equal to the “Months of Severance Pay Credit” identified in the above chart or until COBRA otherwise terminates.

•	In addition to those benefits specifically provided by the Plan, participants will also receive twelve months of outplacement services to be paid for by the Company.

Waiver and General Release:   An executive’s receipt of the severance benefits is contingent upon the Company’s receipt of a signed and unrescinded non-compete agreement and general release of all claims against the Company in a form acceptable to the Company.

The CEO and VP HR will manage this program within parameters approved by the Company’s Board of Directors.

* Termination of an executive by the Company in conjunction with an offer of employment by the Company or a successor company to the Company in substantially the same position shall not constitute an “involuntary separation” for purposes of this program regardless of whether such an offer is accepted.